                                              Exhibit 4

                                             EXECUTION DRAFT
                                             ---------------

                STOCK OPTION AGREEMENT


       This STOCK OPTION AGREEMENT ("Option Agreement") dated as of July 29, 1994, between BB&T FINANCIAL
CORPORATION ("BB&T"), a North Carolina corporation registered as a bank holding company under the Bank
Holding Company Act of 1956, as amended ("Bank Holding
Company Act"), and SOUTHERN NATIONAL CORPORATION
("SNC"), a North Carolina corporation registered as a bank holding company under the Bank Holding Company Act.

                      WITNESSETH
                      ----------

       WHEREAS, the Boards of Directors of the parties hereto have approved an Agreement and Plan of Reorganization ("Reorganization Agreement") and have adopted a related Plan of Merger dated as of the date hereof (together referred to herein as the "Merger
Agreements"), providing for certain transactions pursuant to which SNC would be merged with and into BB&T; and

       WHEREAS, as a condition to and as consideration for SNC's entry into the Merger Agreements and to induce such entry, BB&T has agreed to grant to SNC the option set forth herein to purchase authorized but unissued shares of BB&T Common Stock;

       NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

1.  Definitions.
    -----------

       Capitalized terms defined in the Merger
Agreements and used herein shall have the same meanings as in the Merger Agreements.

2.  Grant of Option.
    ---------------

       Subject to the terms and conditions set forth herein, BB&T hereby grants to SNC an option ("Option") to purchase up to 7,217,932 shares of BB&T Common Stock, at a price of $30.625 per share payable in cash as provided in Section 4 hereof; provided, however, that in the event BB&T issues or agrees to issue any shares of BB&T Common Stock (other than as permitted under the Merger Agreements) at a price less than $30.625 per share (as adjusted pursuant to Section 6 hereof), the exercise price shall be equal to such lesser price.
Notwithstanding anything else in this Agreement to the contrary, the number of shares of BB&T Common Stock subject to the Option shall be reduced to such lesser number, if any, as may from time-to-time be necessary, but only for so long as may be necessary, to cause SNC not to be subject to the provisions of Section 55-9-01 et seq. of, or deemed to own "control shares" of BB&T within the meaning of Section 55-9A-01 of, the North
Business Corporation Act, as amended.

3.  Exercise of Option.
    ------------------

            (a)  Unless SNC shall have breached in any
material respect any material covenant or representation contained in the Reorganization Agreement and such breach has not been cured, SNC may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing; provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect (i) on the Effective Date of the Merger or (ii) upon termination of the Merger Agreements in accordance with the provisions thereof (other than a termination resulting from a willful breach by BB&T of any Specified Covenant or, following the occurrence of a Purchase Event, failure of BB&T's shareholders to approve the Merger Agreements by the vote required under applicable law or under BB&T's
Certificate of Incorporation), or (iii) 12 months after termination of the Merger Agreements due to a willful breach by BB&T of any Specified Covenant or, following the occurrence of a Purchase Event, failure of BB&T's shareholders to approve the Merger Agreements by the vote required under applicable law or under BB&T's
Certificate of Incorporation; and provided further that any such exercise shall be subject to compliance with applicable provisions of law.

            (b)  As used herein, a "Purchase Event"
shall mean any of the following events or transactions occurring after the date hereof:

       (i)    BB&T, Branch Banking and Trust Company
              ("BB&T-NC") or Branch Banking and Trust
              Company of South Carolina ("BB&T-SC"),
              without having received SNC's prior
              written consent, shall have entered into an agreement with any person (other than BB&T, BB&T-NC or BB&T-SC, to (x) merge or consolidate, or enter into any similar transaction, with BB&T, BB&T-NC or
              BB&T-SC, except as contemplated in the

              Reorganization Agreement (including
              Previously Disclosed transactions),
              (y) purchase, lease or otherwise acquire all or substantially all of the assets of BB&T, BB&T-NC or BB&T-SC or (z) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of BB&T, BB&T-NC or BB&T-SC;

      (ii) any person (other than BB&T, or BB&T-NC or BB&T-SC in a fiduciary capacity, or SNC, or Southern National Bank of North
              Carolina or Southern National Bank of
              South Carolina in a fiduciary capacity)
              shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of BB&T Common Stock after the date hereof (the term
              "beneficial ownership" for purposes of
              this Option Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder);

     (iii)    any person (other than BB&T, BB&T-NC or
              BB&T-SC) shall have made a bona fide
              proposal to BB&T by public announcement or written communication that is or becomes the subject of public disclosure to acquire BB&T, BB&T-NC or BB&T-SC by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such bona fide proposal the shareholders of BB&T vote not to adopt the Plan of Merger; or

      (iv)    BB&T shall have willfully breached any
              Specified Covenant following a bona fide proposal to BB&T-NC, BB&T-SC or BB&T to acquire BB&T, BB&T-NC or BB&T-SC by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, which breach would entitle SNC to terminate the Merger
              Agreements (without regard to the cure
              periods provided for therein) and such
              breach shall not have been cured prior to the Notice Date (as defined below).

If more than one of the transactions giving rise to a Purchase Event under this Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

            (c)  In the event SNC wishes to exercise
the Option, it shall send to BB&T a written notice (the date of which being herein referred to as "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase ("Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, SNC shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

            (d)  As used herein, "Specified Covenant"
means any covenant contained in Sections 4.1, 4.4 or 4.11, or subsections (2), (3), (4), (5), (6), (12) and, to the extent applicable to the foregoing subsections,
(14) of Section 4.8(b) of the Reorganization Agreement.

4.  Payment and Delivery of Certificates.
    ------------------------------------

            (a)  At the closing referred to in Section 3
hereof, SNC shall pay to BB&T the aggregate purchase price for the shares of BB&T Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by BB&T.

            (b)  At such closing, simultaneously with
the delivery of funds as provided in subsection (a), BB&T shall deliver to SNC a certificate or certificates representing the number of shares of BB&T Common Stock purchased by SNC, and SNC shall deliver to BB&T a letter agreeing that SNC will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

            (c)  Certificates for BB&T Common Stock
delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

           "The transfer of the shares
       represented by this certificate is
       subject to certain provisions of an
       agreement between the registered holder
       hereof and BB&T Financial Corporation
       and to resale restrictions arising
       under the Securities Act of 1933, as
       amended, a copy of which agreement is
       on file at the principal office of BB&T
       Financial Corporation.  A copy of such
       agreement will be provided to the
       holder hereof without charge upon
       receipt by BB&T Financial Corporation
       of a written request."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if SNC shall have delivered to BB&T a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance satisfactory to BB&T, to the effect that such legend is not required for purposes of the Securities Act.

5.  Representations.
    ---------------

       BB&T hereby represents, warrants and covenants to SNC as follows:

            (a)  BB&T shall at all times maintain
sufficient authorized but unissued shares of BB&T Common
Stock so that the Option may be exercised without authorization of additional shares of BB&T Common Stock.


            (b)  The shares to be issued upon due
exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

6.  Adjustment Upon Changes in Capitalization.
    -----------------------------------------

       In the event of any change in BB&T Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of BB&T Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement), the number of shares of BB&T Common
Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of BB&T Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this
Section 6 shall be deemed to authorize BB&T to breach any provision of the Merger Agreements.

7.  Registration Rights.
    -------------------

       BB&T shall, if requested by SNC, as expeditiously as possible file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of BB&T Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by SNC.
SNC shall provide all information reasonably requested by BB&T for inclusion in any registration statement to be filed hereunder. BB&T will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions.
The first registration effected under this Section 7 shall be at BB&T's expense except for underwriting commissions and the fees and disbursements of SNC's counsel attributable to the registration of such BB&T
Common Stock. A second registration may be requested hereunder at SNC's expense. In no event shall BB&T be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by BB&T of BB&T Common Stock. If requested by SNC, in connection with any such registration, BB&T will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from SNC or assignee thereof under this Section 7, BB&T agrees to send a copy thereof to SNC and to any assignee thereof known to BB&T, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

8.  Severability.
    ------------

       If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of BB&T Common Stock provided in
Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of BB&T to allow the holder to acquire or to require BB&T to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

9.  Miscellaneous.
    -------------

            (a)  Expenses.  Except as otherwise provided
                 --------
herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

            (b)  Entire Agreement.  Except as otherwise
                 ----------------
expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

            (c)  Assignment.  Neither of the parties
                 ----------
hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase
Event shall have occurred and be continuing SNC may assign in whole or in part its rights and obligations hereunder; provided, however, that to the extent required by applicable regulatory authorities, SNC may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of BB&T,
(iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on SNC's behalf, or
(iv) any other manner approved by applicable regulatory authorities.

            (d)  Notices.  All notices or other
                 -------
communications which are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the addresses provided for in or pursuant to Section 7.4 of the Reorganization Agreement.

            (e)  Counterparts.  This Option Agreement
                 ------------
may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

            (f)  Specific Performance.  The parties
                 --------------------
agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

            (g)  Governing Law.  This Option Agreement
                 -------------
shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

       IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.

                       BB&T FINANCIAL CORPORATION




                       By: /s/ John A. Allison IV
                           -------------------------
                            Name: John A. Allison IV
                            Title: Chairman and
                                   Chied Executive Officer


                       SOUTHERN NATIONAL CORPORATION




                       By: /s/ L. Glenn Orr, Jr.
                           -------------------------
                            Name: L. Glenn Orr, Jr.
                            Title: Chairman, President and
                                   Chief Executive Officer